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                                                                     Exhibit 5.1
                                                                     Draft


                   Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                         New York, New York 10103-0084



                                December 3, 1998



Star Gas Partners, L.P.
2187 Atlantic Street
Stamford, CT  06912-0011

          Re:  Registration Statement on Form S-3
               File No. 333-
               ----------------------------------

Dear Ladies and Gentlemen:

          We refer to the above-captioned registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, filed by Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), with the Securities and Exchange Commission, relating to 7,820,000 common units (the "Common Units") of limited partner interests in the Partnership which are being offered for sale by the Partnership (including Common Units which may be sold upon exercise of the Underwriters' over-allotment option).

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

          We have made such examination of law and have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such records, agreements and other instruments, certificates and orders of public officials, certificates of the General Partner and representatives of the partnership, and other documents that we have deemed necessary to render the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original thereof of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
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Star Gas Partners, L.P.           - 2 -                         December 3, 1998

          Based on the foregoing, we are of the opinion that:

          1. The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.

          2. The Common Units have been duly authorized, and when issued in the manner set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

          We are attorneys admitted to practice in the State of New York. Our opinion relates only to the laws of the State of New York, applicable federal law of the Untied States of America and the corporate and limited partnership laws of Delaware. We express no opinion on the law of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Common Units" in the related Prospectus.

                                                        Very truly yours,



                                                        PHILLIPS NIZER BENJAMIN
                                                        KRIM & BALLON LLP